SkinHealth Systems Announces Reverse Stock Split

Shares expected to begin trading on split-adjusted basis on October 14, 2026
LONG BEACH, Calif. – October 9, 2026 – SkinHealth Systems (Nasdaq: SKIN) (the “Company”), home to flagship brand Hydrafacial™, today announced that its Board of Directors has approved a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). The Reverse Stock Split will become effective at 12:00 a.m. ET on October 14, 2026. The Company’s Class A Common Stock is expected to begin trading on a split-adjusted basis on the Nasdaq Capital Market (“Nasdaq”) at the market open on October 14, 2026, under the existing ticker symbol “SKIN” and a new CUSIP number of 88331L306.
At the Company’s Special Meeting of Stockholders held on September 22, 2026, stockholders approved a proposal authorizing a Reverse Stock Split with the exact ratio to be determined by the Board of Directors. The Reverse Stock Split is intended to help the Company regain compliance with Nasdaq’s $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).
Upon effectiveness of the Reverse Stock Split, every twenty (20) shares of SkinHealth Systems Class A Common Stock issued and outstanding will automatically be combined into one (1) share of Class A Common Stock. Based on the number of shares outstanding as of October 7, 2026, the Reverse Stock Split is expected to reduce the number of outstanding shares of Class A Common Stock from approximately 130.3 million to approximately 6.5 million. The Reverse Stock Split will not change the total number of authorized shares of Class A Common Stock or the par value per share.
The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company, except as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive cash in lieu of such fractional share.
In addition, the conversion rate of the Company’s 7.95% Convertible Senior Secured Notes due 2028 will be adjusted proportionately in accordance with the terms of the notes to reflect the 1-for-20 Reverse Stock Split ratio.
Continental Stock Transfer & Trust Company (“Continental”) is acting as the transfer and exchange agent for the Reverse Stock Split. Stockholders who hold registered shares in book-entry form at Continental are not required to take any action to receive split-adjusted shares. Stockholders who hold shares through a broker, bank or other nominee will have their positions automatically adjusted and are not required to take any action. Stockholders holding share certificates will receive instructions from Continental regarding the exchange of shares.
Additional information regarding the Reverse Stock Split is available in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on August 12, 2026.
About SkinHealth Systems
SkinHealth Systems (NASDAQ: SKIN) is a global medical aesthetics company delivering an integrated ecosystem of clinically proven solutions designed to help consumers achieve superior skin health and support the success of providers. Anchored by Hydrafacial™, a leading and widely requested professional skincare treatment, and supported by complementary offerings including SkinStylus™ microneedling and HydraScalp™ with Keravive™, SkinHealth Systems combines advanced device technology, proprietary consumables, and clinical validation to deliver trusted treatment experiences through an omnichannel network of providers worldwide. Learn more at skinhealthsystems.com or follow us on LinkedIn. Local providers can be found at hydrafacial.com/find-a-hydrafacialist.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as defined under U.S. federal securities laws.

Forward-looking statements can be identified by the use of words such as the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the Reverse Stock Split, the expected effect on the per share trading price of Class A Common Stock, the Company’s ability to regain compliance with Nasdaq’s minimum bid price requirement for continued listing on The Nasdaq Capital Market, the expected number of post-split shares outstanding, and the treatment of fractional shares. These forward-looking statements are inherently uncertain and involve numerous assumptions and risks. Factors that could cause actual results to differ materially from those projected include, but are not limited to: (i) the Reverse Stock Split may not result in a sustained increase in the per share trading price of the Company’s Class A Common Stock; (ii) the Reverse Stock Split may decrease the trading liquidity of the Company’s Class A Common Stock; (iii) the Reverse Stock Split may not result in the Company regaining compliance with Nasdaq’s minimum bid price requirement; and (iv) other important factors detailed in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other documents that are filed, or will be filed, with the U.S. Securities and Exchange Commission (the “SEC”) and that are or will be available on the Company’s website at www.skinhealthsystems.com and on the website of the SEC at www.sec.gov. Those risks continue to be relevant to the Company's performance and financial condition. Moreover, the Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time-to-time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Press: press@skinhealthsystems.com
Investors: IR@skinhealthsystems.com